Exhibit 4.8
GLG PARTNERS, INC.
2007 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
FOR UNITED KINGDOM LIMITED PARTNERS

To:	[Name]
Date:	[Date]
          In accordance with a determination of the Special Grant Committee of the Board of Directors of GLG Partners, Inc. (the “Company”) on [Date] (the “Grant Date”), you have been granted an award to receive [Shares] shares (“Restricted Stock”) of Common Stock of the Company pursuant to Sub-Plan B (the “Sub-Plan”) of the Company’s 2007 Long-Term Incentive Plan (the “Plan”), which shares shall be delivered to you by Laurel Heights LLP, an English limited liability partnership (the “LLP”), of which you are a member. Capitalized terms used in this agreement (the “Restricted Stock Agreement”) but not otherwise defined shall have the meanings assigned to such terms in the Plan or the Sub-Plan.
          The shares of Restricted Stock have been granted to you on the Grant Date upon the following terms and conditions:
1. Definitions
     (a) “Cause” shall be deemed to exist if you at any time:
(i)	are guilty of gross misconduct, or commit a material breach of any written agreement between you and the Company, any Subsidiary or the LLP, including this Restricted Stock Agreement; or

(ii)	are in breach of regulatory requirements or internal compliance rules of the Company, its Subsidiaries or the LLP that are applicable to you; or

(iii)	have any required registration terminated or cancelled by regulatory authorities governing financial services business in any relevant jurisdiction; or

(iv)	are investigated (which includes any informal or formal stage in any administrative, investigative, enforcement, adjudicative, disciplinary, or judicial investigation or proceeding, but excludes any such investigation or proceeding the subject of which is the Company, a Subsidiary or the LLP but not you) by the Securities Exchange Commission in the United States, the Financial Services Authority in the United Kingdom, the Financial Industry Regulatory Authority, Inc. or another government agency or regulatory body or authority in any relevant jurisdiction, in each case for a potential violation of securities laws, including any insider trading rules, the Financial Services Authority’s Principles for Approved Persons, including, without limitation, Principle 1, or any applicable rule or regulation of any such governmental agency or regulatory body or authority governing the financial services business or people who work in such business; provided, that if such investigation has been completed and results in a finding of no violation by you, then, to the extent that the LLP has not yet exercised its right to terminate your status as a Limited Partner with Cause as a result of such investigation, such investigation will no longer be grounds for the LLP to terminate your status as a Limited Partner with Cause; or

(v)	are guilty of serious negligence in connection with or affecting the business or affairs of the Company, its Subsidiaries or the LLP for which you are required to perform duties; or

(vi)	are guilty of conduct that brings or is likely to bring you, the Company, any Subsidiary or the LLP into disrepute; or

(vii)	are convicted of, or plead no contest to, a criminal offense other than a traffic-related offense for which a non-custodial penalty is imposed; or

(viii)	are in material breach of any of the following conditions or continuing obligations:
(A)	validity of all representations made by you regarding your educational, vocational, professional, and any other appropriate qualifications; upon request by the Company, a Subsidiary or the LLP, you will be required to produce these certificates; you recognize that your status as a Limited Partner may be terminated in any case where it is discovered that any false information has been given;

(B)	compliance with the Company’s Compliance Regulations, Code of Conduct, and Personal Investment policy, copies of which are contained in the Employee Handbook, if applicable, or any equivalent document of any Subsidiary or the LLP.
     (b) “Code” means the U.S. Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.
     (c) “Disability” means any illness, injury, physical or mental impairment, or other incapacity that is certified and established by documented medical evidence reasonably satisfactory to the Compensation Committee of the Board of Directors or the Special Grant Committee designated by the Board of Directors as a result of which you shall fail to perform, after reasonable accommodation as required by law, the essential duties required of you by the Company or a Subsidiary during any six (6) consecutive months. In the event of a dispute as to whether you have a Disability, the Company may refer you to a licensed practicing physician of the Company’s choice, and, in addition to your consent in paragraph 18, you (i) agree to submit to such tests and examinations as such physician shall deem appropriate and to share copies of the results of such tests and examinations, and the physician’s related conclusions, with the Company, (ii) authorize such physician to share and discuss with the Company the results of such tests and examinations and the physician’s related conclusions, and (iii) agree to sign any separate authorization that the selected physician or the Company may require in order to give affect to the disclosure obligations contained in this sentence. Notwithstanding the foregoing, the final determination that you have incurred a Disability will be made by the Company in its sole discretion.
     (d) “LLP Agreement” means the Amended and Restated Limited Liability Partnership Agreement of the LLP, as it may be further amended from time to time.
     (e) “Non-Stock Dividends” means any dividends or distributions on or in respect of Restricted Stock, whether in cash or otherwise, other than Stock Dividends.
     (f) “Shares Delivery Agreement” means the agreement dated [•] 2008 between the Company and the LLP in respect of the delivery of certain shares of Common Stock.
     (g) “Stock Dividends” means any dividends or distributions on or in respect of Restricted Stock in the form of additional shares of Common Stock, other securities of the Company or securities of another entity.
     (h) “Termination of Service” means (i) your termination of your status as a Limited Partner for any reason or (ii) the LLP terminating your status as a Limited Partner; provided, that (A) death or (B) Disability shall not be deemed a Termination of Service.
2. Earning of Restricted Stock
     (a) You shall be deemed to have earned and will be entitled to receive, and the LLP shall be obligated to deliver to you (subject to the actions described in paragraph 2(b) having been implemented), the Restricted Stock subject to this Restricted Stock Agreement as follows; provided, that unearned Restricted Stock may be forfeited in accordance with paragraph 7:
•	25% on the first anniversary of the Grant Date [(“First Vesting Date”), subject to satisfaction of the performance criteria applicable to the First Vesting Date set forth in Schedule A];

•	25% on the second anniversary of the Grant Date [(“Second Vesting Date”), subject to satisfaction of the performance criteria applicable to the Second Vesting Date set forth in Schedule A];

•	25% on the third anniversary of the Grant Date [(“Third Vesting Date”), subject to satisfaction of the performance criteria applicable to the Third Vesting Date set forth in Schedule A]; and

•	25% on the fourth anniversary of the Grant Date [(“Fourth Vesting Date”), subject to satisfaction of the performance criteria applicable to the Fourth Vesting Date set forth in Schedule A].
          Notwithstanding the foregoing, if one of the following events occurs earlier, and prior to forfeiture under paragraph 7, you shall be entitled to receive, and the LLP shall be obligated to deliver to you (subject to the actions described in paragraph 2(b) having been implemented), 100% of the Restricted Stock subject to this Restricted Stock Agreement on the date of occurrence of such event: (a) your death or Disability; or (b) the occurrence of a Change of Control and within one year after such Change of Control, the occurrence of a Termination of Service because the LLP has terminated your status as a Limited Partner without Cause.
          Once earned, all restrictions attaching to the Restricted Stock shall cease to apply and the Restricted Stock shall cease to be forfeitable and can be transferred subject to the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”).
     (b) The LLP’s obligation to deliver shares of Restricted Stock to you hereunder is subject to the implementation, on or before each date you are entitled to receive shares of Restricted Stock (a “Vesting Date”), of the following actions:
     (1) GLG Partners LP shall make an additional profit share allocation to the LLP, which shall be effected by a cash distribution in an amount that is equal to the aggregate Fair Market Value of the portion of the Restricted Stock that you earned on that Vesting Date (the “Cash Distribution”).
     (2) The LLP shall make a special profit allocation to you pursuant to the terms of the LLP Agreement in an amount that is equal to the Cash Distribution, which shall be effected by the LLP transferring you the shares of Restricted Stock that you earned on that Vesting Date.
     (3) The LLP shall make a payment to the Company in an amount that is equal to the Cash Distribution in satisfaction of its obligations under the Shares Delivery Agreement.
     (4) The Company shall deliver to the LLP for your benefit the number of shares of Restricted Stock (and any Stock Dividends to which you are entitled hereunder) pursuant to the terms of the Shares Delivery Agreement.
3. Reservation of Stock Dividends
          In case the Company shall, by dividend or otherwise, distribute Stock Dividends to all holders of Common Stock, then, in each such case, the Company shall reserve an equivalent amount of Stock Dividends with respect to your shares of Restricted Stock for delivery to the LLP for your benefit so that, in addition to the shares of Common Stock to which you are entitled to receive pursuant to this Restricted Stock Agreement, the Company shall reserve and provide for, and the LLP shall deliver to you on the date or dates on which you earn the shares of Restricted Stock pursuant to paragraph 2, the amount and kind of such Stock Dividends which you would have received if you had been the holder of record of the unearned shares of Restricted Stock subject to this Restricted Stock Agreement on the record date for such distribution of the Stock Dividends to holders of Common Stock. Notwithstanding the foregoing, you will not be entitled to receive any equivalent Stock Dividends pursuant to this paragraph 3 with respect to any shares of Restricted Stock forfeited pursuant to paragraph 7.
4. Non-Stock Dividends
          You shall not be entitled to any (i) Non-Stock Dividends on any Restricted Stock until you become the holder of record thereof or (ii) any Dividend Equivalents in respect of Restricted Stock subject to this Restricted Stock Agreement.

5. Voting Rights
          You shall not be entitled to vote the Restricted Stock and any Stock Dividends held by the Company in accordance with paragraph 3, until you have become the holder of record thereof.
6. Delivery of Earned Restricted Stock
          As promptly as practicable after you shall have been deemed to have earned and are entitled to receive the Restricted Stock in accordance with and subject to the provisions of paragraph 2, the Company and the LLP will take or cause to be taken the necessary actions as provided under the Shares Delivery Agreement to deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock by bequest or inheritance) the Restricted Stock earned and which you are entitled to receive, together with any Stock Dividends earned and which you are entitled to receive, then held by the Company (or subject to its instructions).
7. Forfeiture of Unearned Restricted Stock and Stock Dividends
          Notwithstanding any other provision of this Restricted Stock Agreement, (a) if at any time it shall become impossible for you to earn any of the Restricted Stock in accordance with this Restricted Stock Agreement, or (b) unless determined otherwise by the Compensation Committee of the Board of Directors or the Special Grant Committee designated by the Board of Directors, in the event of a Termination of Service (other than as provided in paragraph 2(a)), all your rights to receive the Restricted Stock, together with any Stock Dividends relating to the unearned stock, then being reserved by the Company (or subject to its instructions) in accordance with paragraph 3 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto.
8. Transferability
          Except as otherwise provided in the Sub-Plan, this grant is not transferable by you and the Restricted Stock, any Non-Stock Dividends and any Stock Dividends shall be deliverable, during your lifetime, only to you.
9. Withholding
          If applicable, the Company and its Subsidiaries shall have the right, in connection with the delivery of the Restricted Stock and any Stock Dividends (and interest thereon) subject to this Restricted Stock Agreement, (i) to deduct from any payment otherwise due by the Company or its Subsidiaries to you or any other person receiving delivery of the Restricted Stock and any Stock Dividends (and interest thereon) an amount equal to the taxes and social security required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes and social security so required to be withheld or (iii) to sell for fair market value such number of the Restricted Stock and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes and social security so required to be withheld. Notwithstanding the foregoing, in the event that you make an effective election pursuant to Section

83(b) of the Code with respect to the Restricted Stock or any Stock Dividends, the Company shall require you to deliver to the Company concurrently with such election, (1) a copy of the election, and (2) payment of the amount that is equal to the taxes and social security required to be withheld pursuant to such election.
10. No Obligation to Register
          The Company shall be under no obligation to register the resale of the Restricted Stock or any Stock Dividends pursuant to the Securities Act or any other U.S. federal or state securities laws. The Company shall not be obligated to deliver any shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which are listed outstanding shares of the same class as that of the shares subject to this award and until there have been compliance with such laws and regulations as the Company may deem applicable.
11. Restrictive Legends
          Until you have earned the shares of Restricted Stock subject to this Restricted Stock Agreement, certificates representing shares of Restricted Stock or confirmation and account statements relating to shares of Restricted Stock in book-entry form shall bear the restrictive legends in the form of Attachment 1 hereto.
12. Protections Against Violations of Agreement
          No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement will be valid, and the Company will not transfer any of said Restricted Stock on its books nor will any such Restricted Stock be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
13. Failure to Enforce Not a Waiver
          The failure of the Company, any of its Subsidiaries or the LLP to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14. Survival of Terms
          This Restricted Stock Agreement shall apply to and bind you, the Company, the LLP and your and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15. Counterparts
          This Restricted Stock Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
16. Severability
          Should any provision of this Restricted Stock Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Stock Agreement. Moreover, if one or more of the provisions contained in this Restricted Stock Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
17. Personal Data
          BY SIGNING THIS RESTRICTED STOCK AGREEMENT, YOU HEREBY ACKNOWLEDGE THAT FOR THE ADMINISTRATION AND MANAGEMENT OF THE PLAN, THE COMPANY WILL FROM TIME TO TIME NEED TO PROCESS YOUR PERSONAL DATA (AS DEFINED IN THE UNITED KINGDOM’S DATA PROTECTION LEGISLATION) AND ACCORDINGLY YOU EXPRESSLY CONSENT TO THE TRANSMISSION OF ANY PERSONAL DATA (AS DEFINED IN THE UNITED KINGDOM’S DATA PROTECTION LEGISLATION) CONCERNING YOU AND YOUR FAMILY OUTSIDE OF THE EUROPEAN ECONOMIC AREA, INCLUDING, WITHOUT LIMITATION, TO THE COMPANY’S UNITED STATES OFFICES AND THE COMPANY’S AGENTS LOCATED IN THE UNITED STATES.
18. Acceptance
          You have read and understand the terms and provisions of this Restricted Stock Agreement, and accept the Restricted Stock subject to all the terms and conditions of the Plan, the Sub-Plan and this Restricted Stock Agreement. You may obtain copies of the Plan or Sub-Plan from the Company upon request. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors or the Special Grant Committee designated by the Board of Directors upon any questions arising under this Restricted Stock Agreement. Please sign your name in the space provided on this Restricted Stock Agreement and deliver it on or before the 15th day after the date of this Restricted Stock Agreement (subject to any reasonable extension that the Company may provide) to the Company, c/o GLG Partners LP (attention of Victoria Parry) at One Curzon Street, London W1J 5HB United Kingdom and Mrs. Parry will forward the documents to the Company. If Mrs. Parry or the Company does not have your properly signed copy of this Restricted Stock Agreement in hand before the close of business on the 15th day after the date of this Restricted Stock Agreement (subject to any reasonable extension that the Company may provide), then, anything in this Restricted Stock Agreement to the contrary notwithstanding, your right to receive the award will terminated and be of no effect.
19. Waiver
          By signing this Restricted Stock Agreement, you hereby waive any and all rights to compensation or damages in consequence of the termination of your status as a Limited Partner for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as those rights arise or may arise from your ceasing to have rights under this Restricted Stock Agreement as a result of such termination.
20. Applicable Law
          This Restricted Stock Agreement and the Company’s and the LLP’s obligation to deliver Restricted Stock and any Stock Dividends and Non-Stock Dividends (and interest thereon) hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the Federal law of the United States applicable to contracts made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles of such State.

GLG PARTNERS, INC.

By:

Name: Title:

LAUREL HEIGHTS LLP

By: MOUNT GRANITE LIMITED, as Managing Member

By:

Name: Title:

Accepted and agreed as of the date set forth above.

[Name]

Address:

U.K. Taxpayer ID No.:

Schedule A
Performance Criteria Applicable to the First Vesting Date:
Performance Criteria Applicable to the Second Vesting Date:
Performance Criteria Applicable to the Third Vesting Date:
Performance Criteria Applicable to the Fourth Vesting Date:

Attachment 1
Certificates of common stock of the Company shall have impressed on, printed on, written on or otherwise affixed to them the following legend:
     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE GLG PARTNERS, INC. 2007 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLG PARTNERS, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
Confirmations and account statements sent to holders of shares of common stock of the Company in book-entry form shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:
     THE SHARES OF COMMON STOCK TO WHICH THIS STATEMENT RELATES ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE GLG PARTNERS, INC. 2007 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLG PARTNERS, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.